Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Investor Relations

(503) 726-7710

FEI Company Reports Results for Second Quarter of 2006
Earnings Improve Substantially From Recent Quarters

HILLSBORO, Ore., August 2, 2006  — FEI Company (NASDAQ: FEIC) reported results for the second quarter of 2006.  Bookings and revenue reached the highest second-quarter total in the company’s history, and the backlog of unfilled orders grew to record levels.  Revenue and net income increased compared with the second quarter of last year.

Net sales for the quarter ended July 2, 2006 of $113.1 million were up 5% compared to net sales of $107.5 million in the second quarter of 2005.  Bookings in the second quarter totaled $134.0 million, resulting in a book-to-bill ratio of 1.18 to 1.00 and a record-high backlog of $243.6 million at the end of the quarter.

Net income on the basis of accounting principles generally accepted in the United States (GAAP) was $4.1 million for the second quarter of 2006, compared with a net loss of $45.8 million in last year’s second quarter and a net loss of $5.2 million in the first quarter of 2006.  Diluted earnings per share in the latest quarter was $0.11, compared with a loss per share of $1.36 in the prior year’s second quarter and a loss per share of $0.15 in the first quarter of 2006.

“We returned to GAAP profitability in line with our plans in the second quarter,” said Ray Link, interim CEO and CFO.  “Our order rate remained strong and we built additional backlog during the quarter.  Bookings were paced by NanoElectronics with growth of 24% compared with the first quarter and 76% compared with last year’s second quarter.  Our breakeven level stayed below $100 million per quarter, even as we increased R&D spending to support new product development.”

“Our outlook is for revenue growth, solid bookings and improved earnings in the second half of 2006 compared to the first half,” continued Link.

Restructuring, asset impairment, severance, merger, bond buy-back and related charges in the second quarter of 2006 were $918,000, compared with $12.9 million in the first quarter of 2006 and $17.1 million in the second quarter of 2005.

The latest quarter also included $1.2 million of stock-based compensation expense, included in cost of sales and operating expenses, in accordance with the implementation of SFAS 123R.  Stock-based compensation expense is expected to be approximately $1.8 million in the third quarter and $2.1 million in the fourth quarter of 2006.

As previously announced, the company has now organized its business around three major markets: NanoResearch and Industry, NanoElectronics and NanoBiology.  Bookings and revenue comparisons for the three market segments and other data are included in the supplementary information attached to this release.

Total cash and investments increased in the quarter to $364.1 million from $254.7 million at the end of the first quarter, primarily as a result of the sale of $115.0 million of 2.875% convertible notes, offset by the repurchase of $4.2 million of 5.5% convertible notes and $11.1 million for the repurchase of 500,000 shares of common stock.  Total convertible debt at the end of the quarter was $310.9 million.  Cash flow provided from operations for the quarter was $6.8 million.  Capital spending for the quarter was $1.3 million, and depreciation expense was $3.3 million.  Inventory turnover was 3.2 times in the second quarter, and receivables days sales outstanding were 99 days.

Third Quarter Guidance and Outlook for the Fourth Quarter of 2006

FEI currently expects net sales for the third quarter of 2006 to be in the range of $113 million to $117 million.  Bookings are expected to be greater than sales for the quarter, further adding to the backlog.  Earnings per share in the third quarter, including stock compensation expense but excluding a net gain on the sale of investments, are expected to be in the range of $0.08 to $0.14 per share, assuming a tax rate of approximately 30%.

For the fourth quarter of 2006, the company expects a significant increase in shipments and improvements in gross margin and earnings.  For reasons why the company’s actual results may differ from guidance, please see the section titled “Safe Harbor Statement” below.

Investor Conference Call — 2:00 p.m. PDT Wednesday, August 2, 2006

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-800-257-1297 (domestic, toll-free) or 1-303-262-2193 (international) and asking for the FEI Q2 Earnings call. The call can also be accessed via the web by going to FEI’s Investor Relations page at

http://www.fei.com, where the webcast will also be archived. A telephone replay of the call will also be accessible for one month by dialing 1-800-405-2236 (US) or 1-303-590-3000 (international) and entering the access code 11066779#.

About FEI

FEI’s Tools for Nanotech™, featuring focused ion- and electron-beam technologies, deliver 3D characterization, analysis and modification capabilities with resolution down to the sub-Ångstrom level. With R&D centers in North America and Europe and sales and service operations in more than 50 countries around the world, FEI is bringing the nanoscale within the grasp of leading researchers and manufacturers and helping to turn some of the biggest ideas of this century into reality. More information can be found on the FEI website at: http://www.fei.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the third and fourth quarters and the second half of 2006 as well as statements about future bookings, revenue, earnings, stock-based compensation expense, financial results, profitability, backlog growth, gross margins and cost control. Factors that could affect these forward-looking statements include, but are not limited to, the continued growth in nanotechnology markets in general and more particularly, the strength of the nanoresearch and industry, nanoelectronics and nanobiology segments; cyclical changes in the data storage and semiconductor industries, which are the major components of the nanoelectronics market; fluctuations in foreign exchange and interest rates; our continued ability to maintain deferral accounting of hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement or cost reductions; additional stock-based compensation expense from additional hiring; lower than expected customer orders; cancellation of customer orders; failure of customers to adopt new technologies; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; delays in shipping new products; changes in the mix of products sold in a quarter; unfavorable business conditions and lack of growth in the general economy, both domestic and foreign; failure to accurately estimate the amounts and timing of restructuring charges; restructurings and reorganizations not presently anticipated; timing of facilities closings, relocations, severance and other charges included in future restructurings, if any; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; additional research and development expenses; inability to overcome technological barriers; additional selling, general and administrative expenses; unanticipated events affecting the value of investments in private companies; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of current or future acquisitions, including failure to achieve financial goals and integrate the acquisitions successfully.  Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 2, 2006	April 2, 2006	December 31, 2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$168,522	$74,835	$59,177
Short-term investments in marketable securities	139,120	113,066	156,049
Short-term restricted cash	27,692	31,103	20,138
Receivables	122,542	110,655	98,330
Inventories	87,070	81,487	84,879
Deferred tax assets	3,446	4,849	5,157
Other current assets	39,417	33,362	32,328

Total current assets	587,809	449,357	456,058

Non-current investments in marketable securities	23,963	33,284	44,602

Long-term restricted cash	4,796	2,411	519

Property plant and equipment, net	59,131	58,531	59,011

Purchased technology, net	6,997	7,553	8,154

Goodwill	41,348	41,417	41,402

Deferred tax assets	2,393	1,343	1,095

Other assets, net	51,835	46,112	45,190

TOTAL	$778,272	$640,008	$656,031

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$30,123	$25,074	$26,186
Current accounts with Philips	2,162	1,512	1,964
Accrued payroll liabilities	13,536	13,539	9,205
Accrued warranty reserves	5,656	5,006	5,193
Deferred revenue	47,135	39,828	43,647
Income taxes payable	10,159	8,965	9,021
Accrued restructuring, reorganization and relocation	3,938	6,995	5,274
Other current liabilities	34,188	29,234	31,072

Total current liabilities	146,897	130,153	131,562

Convertible debt	310,882	200,062	225,000

Deferred tax liabilities	2,223	2,101	1,947

Other liabilities	5,607	5,155	5,079

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 33,681, 33,902 and 33,800;
shares issued and outstanding at July 2, 2006, April 2, 2006 and
December 31, 2005	337,290	342,196	332,125
Accumulated deficit	(57,203)	(61,302)	(56,081)
Accumulated other comprehensive income	32,576	21,643	16,399

Total shareholders’ equity	312,663	302,537	292,443

TOTAL	$778,272	$640,008	$656,031

FEI Company and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended			Twenty-Six Weeks Ended
	July 2, 2006	April 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005

NET SALES:
Products	$84,855	$86,624	$80,626	$171,479	$174,419
Service and components	28,293	27,145	26,867	55,438	54,067
Total net sales	113,148	113,769	107,493	226,917	228,486

COST OF SALES:
Products	46,793	45,965	51,785	92,758	103,901
Service and components	19,991	20,851	19,047	40,842	38,987
Total cost of sales	66,784	66,816	70,832	133,600	142,888

Gross profit	46,364	46,953	36,661	93,317	85,598

OPERATING EXPENSES:
Research and development	14,845	14,001	15,867	28,846	32,054
Selling, general and administrative	24,564	23,818	25,174	48,382	50,487
Amortization of purchased technology	645	641	1,517	1,286	2,859
CEO severance	—	9,324	—	9,324	—
Restructuring, reorganization and relocation	824	2,245	1,124	3,069	1,124
Asset impairment	—	465	15,944	465	15,944
Merger costs	32	452	—	484	—
Total operating expenses	40,910	50,946	59,626	91,856	102,468

OPERATING INCOME (LOSS)	5,454	(3,993)	(22,965)	1,461	(16,870)

OTHER INCOME (EXPENSE):
Interest income	3,089	2,244	1,905	5,333	3,719
Interest expense	(1,569)	(1,658)	(3,982)	(3,227)	(6,489)
Other expense, net	(526)	(383)	(993)	(909)	(1,209)
Total other income (expense), net	994	203	(3,070)	1,197	(3,979)

INCOME (LOSS) BEFORE TAXES	6,448	(3,790)	(26,035)	2,658	(20,849)

INCOME TAX EXPENSE	2,349	1,431	19,750	3,780	21,513

NET INCOME (LOSS)	$4,099	$(5,221)	$(45,785)	$(1,122)	$(42,362)

PER SHARE DATA:
Basic earnings (loss) per share	$0.12	$(0.15)	$(1.36)	$(0.03)	$(1.26)
Diluted earnings (loss) per share	$0.11	$(0.15)	$(1.36)	$(0.03)	$(1.26)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	33,770	33,867	33,544	33,819	33,500
Diluted	39,691	33,867	33,544	33,819	33,500

RECONCILIATION OF RESULTS

The following table reconciles the specific items excluded from U.S. GAAP in the calculation of Non-GAAP results for the periods indicated below:

INCOME STATEMENT RECONCILIATION

	Thirteen Weeks Ended			Twenty-Six Weeks Ended
	July 2, 2006	April 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005

U.S. GAAP income (loss) before taxes	$6,448	$(3,790)	$(26,035)	$2,658	$(20,849)

Add back:
CEO severance	—	9,324	—	9,324	—
Restructuring, reorganization and relocation	824	2,245	1,124	3,069	1,124
Asset impairment charges	—	465	15,944	465	15,944
Inventory write-offs and adjustments	—	—	6,416	—	6,416
Write off of cost method investments	—	—	770	—	770
Merger costs	32	452	—	484	—
Stock based compensation expense	1,244	1,250	—	2,494	—
Bond buy-back costs	62	391	1,796	453	1,796

Non-GAAP (loss) income before taxes	$8,610	$10,337	$15	$18,947	$5,201

STOCK COMPENSATION
The following table summarizes stock compensation:

Cost of sales	202	197	—	399	—
Research and development	220	228	—	448	—
Selling, general and administrative	822	825	—	1,647	—
Total	$1,244	$1,250	$—	$2,494	$—

The press release and reconciliation table contain non-GAAP pre-tax net income information that excludes certain significant charges.  These excluded items are:

- CEO severance, primarily related to the charges associated with stock based compensation and cash payments (included as a separate line item);

- Restructuring charges, primarily for severance, lease termination and relocation expenses (included as a separate line item);

- Asset impairment charges, primarily related to the company's changed strategy for enterprise resource planning systems and the company's semiconductor products (included as a separate line item);

- Inventory write-downs, related to the previously announced closure of the company's facility in Peabody, Massachusetts and the company's decision to no longer invest in certain business lines (included in cost of sales);

- Write-off of investments, primarily due to the impairment of cost based investments (included in other income/expense);

- Merger costs, primarily for due diligence costs (included as a separate line item).

- Stock based compensation expense, primarily for previously granted options, due to the adoption of SFAS 123R (included in operating expenses).

- Bond buy-back costs, primarily for the bond issuance (included in other income/expense).

We generally use non-GAAP financial measures for assessing the company's performance against management targets, which do not account for charges or gains of this type, as a basis for making strategic and tactical decisions and as a means to evaluate period-to-period comparison.  We believe that use of non-GAAP numbers is important as these figures ignore certain events that could obscure or enhance trends or other factors affecting our business.  This is especially true when, as in this quarter, the GAAP financial information includes a number of charges that did not exist in the company's prior comparable reporting periods.  For these reasons, we believe that these non-GAAP measures are also useful to investors.  Further, we believe the financial analysts who regularly follow and report on our company or sector exclude items such as these when analyzing our performance relative to our guidance and the performance of other sector participants, and in projecting our future financial results.

These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, GAAP measures of earnings per share.  Our non-GAAP numbers may be different from those of other companies and direct comparison should not be relied upon.

	Thirteen Weeks Ended			Twenty-Six Weeks Ended
	July 2, 2006	April 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005
NET SALES:
Products	75.0%	76.1%	75.0%	75.6%	76.3%
Service	25.0%	23.9%	25.0%	24.4%	23.7%
Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%

COST OF SALES:
Products	41.3%	40.4%	48.2%	40.9%	45.5%
Service	17.7%	18.3%	17.7%	18.0%	17.1%
Total cost of sales	59.0%	58.7%	65.9%	58.9%	62.6%

Gross profit	41.0%	41.3%	34.1%	41.1%	37.4%

OPERATING EXPENSES:
Research and development	13.1%	12.3%	14.8%	12.7%	14.0%
Selling, general and administrative	21.7%	20.9%	23.4%	21.3%	22.1%
Amortization of purchased technology	0.6%	0.6%	1.4%	0.6%	1.2%
CEO severance	0.0%	8.2%	0.0%	4.1%	0.0%
Restructuring, reorganization and relocation	0.8%	2.0%	1.1%	1.4%	0.5%
Asset impairment	0.0%	0.4%	14.8%	0.2%	7.0%
Merger costs	0.0%	0.4%	0.0%	0.2%	0.0%
Total operating expenses	36.2%	44.8%	55.5%	40.5%	44.8%

OPERATING INCOME (LOSS)	4.8%	-3.5%	-21.4%	0.6%	-7.4%

OTHER INCOME (EXPENSE):
Interest income	2.8%	2.0%	1.8%	2.4%	1.6%
Interest expense	-1.4%	-1.5%	-3.7%	-1.4%	-2.8%
Other expense, net	-0.5%	-0.3%	-0.9%	-0.4%	-0.5%
Total other expense, net	0.9%	0.2%	-2.8%	0.6%	-1.7%

INCOME (LOSS) BEFORE TAXES	5.7%	-3.3%	-24.2%	1.2%	-9.1%

INCOME TAX EXPENSE	2.1%	1.3%	18.4%	1.7%	9.4%

NET INCOME (LOSS)	3.6%	-4.6%	-42.6%	-0.5%	-18.5%

FEI COMPANY
Supplemental Data Table 1
($ In Millions Except Per Share Amounts)
(Unaudited)

	Q2 Ended 7/2/2006	Q1 Ended 4/2/2006	Q2 Ended 7/3/2005
Income Statement Highlights
Consolidated sales	$113.1	$113.8	$107.5
Gross margin	41.0%	41.3%	34.1%
R&D spending	$14.8	$14.0	$15.9
R&D (% of sales)	13.1%	12.3%	14.8%
SG&A	$24.6	$23.8	$25.2
SG&A (% of sales)	21.7%	20.9%	23.4%
Net income (loss) - GAAP	$4.1	($5.2)	($45.8)
Diluted earnings (loss) per share - GAAP	$0.11	($0.15)	($1.36)
Sales by Market Segment
NanoElectronics	$40.6	$41.2	$43.0
NanoResearch & Industry	$36.8	$35.3	$28.4
NanoBiology	$7.4	$10.1	$9.2
Service and Components	$28.3	$27.2	$26.9
Sales by Geography
North America	$32.7	$44.3	$33.8
Europe	$47.0	$38.7	$47.4
Asia Pacific	$33.4	$30.8	$26.3
Bookings
Total	$134.0	$150.2	$112.8
Book to bill ratio	1.18	1.32	1.05
Backlog - total	$243.6	$222.7	$168.6
Backlog - Service and Components	$47.0	$44.4	$41.8
Bookings by Market Segment
NanoElectronics	$51.1	$41.2	$29.1
NanoResearch & Industry	$44.7	$56.2	$49.3
NanoBiology	$7.3	$19.7	$6.4
Service and Components	$30.9	$33.1	$28.0
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$364.1	$254.7	$276.1
Operating cash generated (used)	$6.8	($2.9)	($11.9)
Accounts receivable	$122.5	$110.7	$116.9
Days sales outstanding (DSO)	99	89	99
Inventory turnover	3.2	3.2	3.1
Inventories	$87.1	$81.5	$92.0
Property, plant and equipment	$59.1	$58.5	$65.3
Fixed asset investment (during quarter)	$1.3	$1.2	$4.7
Depreciation expense	$3.3	$3.4	$4.0
Current liabilities	$146.9	$130.2	$139.7
Working capital	$440.9	$319.2	$316.0
Shareholders’ equity	$312.7	$302.5	$314.9
Headcount (permanent and temporary)	1,646	1,646	1,780